Filed Pursuant to Rule 433

Registration No. 333-180289

STEP Income Securities® Linked to the Common Stock of Whirlpool Corporation
Issuer	HSBC USA Inc. (“HSBC”)
Original Offering Price	$10.00 per unit
Term	Approximately one year
Underlying Stock:	Common Stock of Whirlpool Corporation (NYSE symbol: “WHR”)
Interest	9.5% per annum, paid quarterly
Payout Profile at Maturity

•  A payment of [$0.10 to $0.50] per unit if the Underlying Stock increases to or above 109.50% of the Starting Value

•  1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100% of the Original Offering Price at risk

Step Level	109.5% of the starting value of the Underlying Stock
Step Payment	[$0.10 - $0.50], a [1% - 5%] return over the Original Offering Price, to be determined on the pricing date
Threshold Value	100% of the starting value of the Underlying Stock
Investment Considerations

This investment is designed for investors who anticipate that the value of the Underlying Stock will increase to or above the Step Level, are willing to forgo full upside participation above the Step Level in exchange for earning fixed interest payments and potentially a fixed Step Payment, and are willing to accept full downside risk.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/83246/000114420413041390/v350984_fwp.htm
Exchange Listing	No

  You should read the relevant Preliminary Offering Documents before you invest.

  Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

  Risk Factors

  Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•

Your investment return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.

•

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes.

•

You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock.

•

The issuer, MLPF&S and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company. The Underlying Company will have no obligation relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.
•

The issuer, MLPF&S and their respective affiliates do not control the issuer of the Underlying Stock, and are not responsible for any disclosure made by such issuer. The issuer will have no obligations relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Accelerated Return Notes® Linked to the MSCI EAFE Index
Issuer	HSBC USA Inc. (“HSBC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	MSCI EAFE Index (Bloomberg symbol: “MXEA”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Capped Value	[$11.10 - $11.50] per unit, a [11% - 15%] return over the Original Offering Price, to be determined on the pricing date
Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/83246/000114420413041364/v350906_fwp.pdf
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.		Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.
•

You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Accelerated Return Notes® Linked to the EURO STOXX 50® Index
Issuer	HSBC USA Inc. (“HSBC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Capped Value	[$11.30 - $11.70] per unit, a [13% - 17%] return over the Original Offering Price, to be determined on the pricing date
Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/83246/000114420413041386/v350989_fwp.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.		Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.
•

You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within the Eurozone

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408